                                                                    EXHIBIT 99.2

DALLAS, Texas, October 10, 1995



TOREADOR ROYALTY ANNOUNCES SHARE REPURCHASE PLAN



Toreador Royalty Corporation announced today that its board of directors has authorized the purchase of up to 100,000 shares of the company's common stock, representing 1.9% of Toreador's currently outstanding shares.

Commenting on the announcement, Peter R. Vig, chairman, said "The board believes that the company's shares are undervalued and, in taking this positive action, has demonstrated its confidence in Toreador's outlook. The company has a strong balance sheet, including sufficient funds for the share repurchase plan as well as its current capital program, which includes an aggressive exploration effort on its mineral acreage."

Purchases will be made in the open market or through privately negotiated transactions from time to time and depending upon market conditions.

Toreador owns in excess of 530,000 net mineral acres located primarily in the Texas Panhandle and West Texas. In addition, the company owns working or royalty interests in Texas, New Mexico, Oklahoma, Arkansas, and Louisiana. Toreador's common stock is traded in the NASDAQ market under the symbol "TRGL."



Contract:                 Peter R. Vig, chairman
                          James S. Blair, vice president
                          214/369-0080





                                      -8-